Exhibit 21

SUBSIDIARIES OF JOHN WILEY & SONS, INC. (1)
As of April 30, 2011

Jurisdiction
In Which
Incorporated

John Wiley & Sons International Rights, Inc.	Delaware
JWS HQ, LLC	New Jersey
JWS DCM, LLC	New Jersey
Wiley-Liss, Inc.	Delaware
Wiley Publishing Services, Inc.	Delaware
Wiley Subscription Services, Inc.	Delaware
WWL Corp.	Delaware
Wiley International, LLC	Delaware
John Wiley & Sons (Asia) Pte. Ltd.	Singapore
John Wiley & Sons Australia, Ltd.	Australia
John Wiley & Sons Canada Limited	Canada
John Wiley & Sons (HK) Limited	Hong Kong
John Wiley & Sons UK LLP	United Kingdom
Wiley Europe Investment Holdings, Ltd.	United Kingdom
Wiley Publishing Australia Pty Ltd.	Australia
Wiley U.K. (Unlimited Co.)	United Kingdom
Wiley Europe Ltd.	United Kingdom
John Wiley & Sons, Ltd.	United Kingdom
Wiley Heyden Ltd.	United Kingdom
Wiley Distribution Services Ltd.	United Kingdom
Blackwell Publishing (Holdings) Ltd.	United Kingdom
Blackwell Publishing Ltd.	United Kingdom
Wiley Services Singapore Pte. Limited	Singapore
Blackwell Science Ltd.	United Kingdom
Blackwell Science (Overseas Holdings)	United Kingdom
Munksgaard Als	Denmark
Blackwell – Verlag GmbH	Germany
Blackwell Pub. Asia Put. Ltd.	Australia
Blackwell Science KK	Japan
Blackwell Science (HK) Ltd.	Hong Kong
Wiley Publishing LLC.	Delaware
Wiley India Private Ltd.	India
John Wiley & Sons GmbH	Germany
Wiley-VCH Verlag GmbH & Co. KGaA	Germany
GIT Verlag GmbH & Co. KG	Germany
(1)	The names of other subsidiaries that would not constitute a significant subsidiary in the aggregate have been omitted.